Exhibit 99.1

             FiberCore Estimates $54 Million in Revenues for 2001

CHARLTON, Mass., Jan. 14 /PRNewswire/ -- FiberCore, Inc. (Nasdaq: FBCE - news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced that it expects to report record revenues of approximately $54 million for 2001. This will exceed 2000 revenues of $36.9 million by approximately 47%.

"We are very pleased to report this level of growth for 2001 given the economic conditions and the softness in the telecommunications industry during the second half of the year," commented Dr. Mohd Aslami, President and CEO. "We expect further growth in 2002 and we will provide further guidance at a later date."

The Company expects to report audited financial statements for 2001 in March, 2002.

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems up to 10 gigabits/sec, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail:
sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.